Exhibit 99

UNIFIRST ANNOUNCES FINANCIAL RESULTS

FOR THE SECOND QUARTER AND FIRST SIX

MONTHS OF FISCAL 2009

Wilmington, MA (April 1, 2009) -- UniFirst Corporation (NYSE: UNF) today announced results for the second quarter and first six months of fiscal 2009, which ended on February 28, 2009.

Revenues for the second quarter of fiscal 2009 were $257.3 million, a 4.8% decrease from the previous year’s $270.3 million. On a comparable work week basis, consolidated revenues increased 2.5%. Fiscal 2009’s second quarter had one less work week as compared to 2008’s, which accounted for a decline in revenues of 7.3%. Second quarter net income was $18.3 million or $0.94 per diluted common share, a 19.6% increase from the second quarter of fiscal 2008, when net income was $15.3 million or $0.79 per diluted common share.

Revenues for the first six months of fiscal 2009 increased 0.4% compared to the first six months of fiscal 2008, but increased 4.2% on a comparable work week basis. Net income for the first half of fiscal 2009 was $37.1 million or $1.92 per diluted common share, a 17.0% increase from the first half of fiscal 2008, when net income was $31.8 million or $1.64 per diluted common share.

Ronald D. Croatti, UniFirst President and Chief Executive Officer, stated, “During the first six months of our fiscal year, the U.S. economy shed jobs at historically high levels. These job losses translated into reductions in uniform wearers throughout our broad customer base, which clearly put pressure on our top line growth. On a positive note, we continue to have success selling new business and are very pleased with our second quarter results from a profitability perspective. We’re focused on bringing our labor and other costs in line with the reality of a contracting economy. We want to thank all of our employees who continue to work extremely hard toward achieving these goals while, at the same time, continuing to fulfill our top priority of providing first class service to our customers.”

The Company’s core laundry revenues declined 4.4% during the second quarter. However, excluding the impact of the extra work week in fiscal 2008, acquisitions and fluctuations in foreign currency, core laundry revenues increased 3.1%. Income from operations from the Company’s core laundry business was up 18.7% as compared to the same period in fiscal 2008, while the operating margin increased to 13.7% from 11.0% a year earlier. One significant factor contributing to this quarter’s margin improvement over last year was lower fuel costs for our fleet of delivery vehicles. In addition, the core laundry business also benefited from lower rental merchandise amortization, reduced payroll costs as a percentage of revenues and a continued focus on controlling spending.

Partially offsetting these cost benefits were significantly higher bad debt expense incurred during the quarter and a considerably higher number of healthcare claims in the quarter as compared to the prior year.

A strong performance from the Company’s Specialty Garments segment during the quarter contributed to the overall increase in operating profits. The First Aid segment, however, continued to be impacted by significantly lower demand for its products, which caused this segment to operate at near breakeven levels.

Interest expense for the quarter declined as compared to the prior year due to lower interest rates, as well as lower average borrowings outstanding. This benefit was offset by a higher effective tax rate for the quarter, as a result of increases to the Company’s reserves for tax contingencies.

UniFirst continues to generate strong cash flows and maintain a solid balance sheet. Total debt as a percentage of capital was down to 27.5% at the end of the quarter as compared to 29.7% as of the end of fiscal 2008. Cash flows from operations for the first six months of fiscal 2009 were $60.3 million compared to $59.7 million in the first half of fiscal 2008.

“Based on the current economic conditions, our ability to grow will be challenged during the remainder of fiscal 2009 and into fiscal 2010,” Croatti said. “As a result, cost control will continue to be a top priority. However, even in a difficult economy, we’re confident in our overall financial strength and ability to generate solid cash flows, allowing us to continue pursuing strategic investments we feel will benefit the Company as conditions improve.”

Conference Call Information

UniFirst will hold a conference call today at 4:30 PM (EDT) to discuss its quarterly financial results, business highlights and outlook. A simultaneous live webcast of the call will be available over the Internet and can be accessed at www.unifirst.com.

About UniFirst Corporation

UniFirst Corporation is one of the largest providers of workplace uniforms, protective clothing, and facility services products in North America. The Company employs over 10,000 Team Partners who serve more than 200,000 customer locations in 46 U.S. states, Canada, and Europe from over 200 customer service, distribution, and manufacturing facilities. UniFirst is a publicly held company traded on the New York Stock Exchange under the symbol UNF and is a component of the Standard & Poor's 600 Small Cap Index.

Forward Looking Statements

This public announcement may contain forward looking statements that reflect the Company’s current views with respect to future events and financial performance. Forward looking statements contained in this public announcement are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995 and are highly dependent upon a variety of important factors that could cause actual results to differ materially from those reflected in such forward looking statements. Such factors include, but are not limited to, uncertainties regarding the Company’s ability to consummate and successfully integrate acquired businesses, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, the Company’s ability to compete successfully without any significant degradation in its margin rates, seasonal fluctuations in business levels, uncertainties regarding the price levels of natural gas, electricity, fuel and labor, the impact of negative economic conditions on the Company’s customers and such customers’ workforce, the continuing increase in domestic healthcare costs, demand and prices for the Company’s products and services, additional professional and internal costs necessary for compliance with recent and proposed future changes in Securities and Exchange Commission (including the Sarbanes-Oxley Act of 2002), New York Stock Exchange and accounting rules, strikes and unemployment levels, the Company’s efforts to evaluate and potentially reduce internal costs, economic and other developments associated with the war on terrorism and its impact on the economy and general economic conditions. When used in this public announcement, the words “anticipate,” “optimistic,” “believe,” “estimate,” “expect,” “intend,” and similar expressions as they relate to the Company are included to identify such forward looking statements. The Company undertakes no obligation to update any forward looking statements to reflect events or circumstances arising after the date on which such statements are made.

UniFirst Corporation and Subsidiaries

Consolidated Statements of Income

	Thirteen	Fourteen	Twenty-six	Twenty-seven
	weeks ended	weeks ended	weeks ended	weeks ended
	February 28,	March 1,	February 28,	March 1,
(In thousands, except share and per share data)	2009 (2)	2008 (2)	2009 (2)	2008 (2)

Revenues	$257,285	$270,288	$519,839	$517,548

Costs and expenses:
Operating costs (1)	158,972	172,481	316,035	323,628
Selling and administrative expenses (1)	50,113	56,024	107,600	110,043
Depreciation and amortization	14,339	14,115	28,042	26,902
	223,424	242,620	451,677	460,573

Income from operations	33,861	27,668	68,162	56,975

Other expense (income):
Interest expense	2,324	3,359	4,915	6,863
Interest income	(547)	(580)	(1,051)	(1,093)
Foreign exchange (gain)/loss	195	42	1,129	(429)
	1,972	2,821	4,993	5,341

Income before income taxes	31,889	24,847	63,169	51,634
Provision for income taxes	13,609	9,566	26,027	19,879

Net income	$18,280	$15,281	$37,142	$31,755

Income per share – Basic:
Common Stock	$1.00	$0.83	$2.03	$1.73
Class B Common Stock	$0.80	$0.67	$1.62	$1.39

Income per share – Diluted:
Common Stock	$0.94	$0.79	$1.92	$1.64

Weighted average number of shares outstanding – Basic:
Common Stock	14,389	14,359	14,387	14,356
Class B Common Stock	4,935	4,937	4,935	4,937
	19,324	19,296	19,322	19,293

Weighted average number of shares outstanding – Diluted:
Common Stock	19,354	19,366	19,368	19,365

Dividends per share:
Common Stock	$0.0375	$0.0375	$0.0750	$0.0750
Class B Common Stock	$0.0300	$0.0300	$0.0600	$0.0600

(1) Exclusive of depreciation on the Company’s fixed assets and amortization on its intangible assets

(2) Unaudited

UniFirst Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except share data)	February 28, 2009 (1)	August 30, 2008
Assets
Current assets:
Cash and cash equivalents	$24,065	$25,655
Receivables, net	103,063	102,830
Inventories	51,454	46,154
Rental merchandise in service	80,437	92,315
Prepaid and deferred income taxes	16,349	15,431
Prepaid expenses	3,907	1,720

Total current assets	279,275	284,105

Property and equipment:
Land, buildings and leasehold improvements	314,784	314,370
Machinery and equipment	338,225	327,705
Motor vehicles	111,158	102,805

	764,167	744,880
Less - accumulated depreciation	387,103	376,319
	377,064	368,561

Goodwill	259,880	258,836
Customer contracts and other intangible assets, net	63,679	67,450
Other assets	2,340	2,715

	$982,238	$981,667

Liabilities and shareholders' equity
Current liabilities:
Current maturities of long-term obligations	$5,059	$4,222
Accounts payable	40,955	54,822
Accrued liabilities	97,455	91,837
Accrued income taxes	5,375	—

Total current liabilities	148,844	150,881

Long-term obligations, net of current maturities	213,675	231,317
Deferred income taxes	41,954	42,699

Shareholders' equity:
Common Stock	1,440	1,438
Class B Common Stock	494	494
Capital surplus	18,772	18,240
Retained earnings	567,930	532,164
Accumulated other comprehensive (loss)/income	(10,871)	4,434

Total shareholders' equity	577,765	556,770

	$982,238	$981,667

(1) Unaudited

UniFirst Corporation and Subsidiaries

Detail of Operating Results

Revenues

	Thirteen	Fourteen
	weeks ended	weeks ended
	February 28,	March 1,	Dollar	Percent
(In thousands, except percentages)	2009 (1)	2008 (1)	Change	Change

Core Laundry Operations	$233,713	$244,545	$(10,832)	-4.4%
Specialty Garments	16,939	17,127	(188)	-1.1
First Aid	6,633	8,616	(1,983)	-23.0
Consolidated total	$257,285	$270,288	$(13,003)	-4.8%

	Twenty-six	Twenty-seven
	weeks ended	weeks ended
	February 28,	March 1,	Dollar	Percent
(In thousands, except percentages)	2009 (1)	2008 (1)	Change	Change

Core Laundry Operations	$471,217	$466,657	$4,560	1.0%
Specialty Garments	34,680	34,382	298	0.9
First Aid	13,942	16,509	(2,567)	-15.5
Consolidated total	$519,839	$517,548	$2,291	0.4%

Income from Operations

	Thirteen	Fourteen
	weeks ended	weeks ended
	February 28,	March 1,	Dollar	Percent
(In thousands, except percentages)	2009 (1)	2008 (1)	Change	Change

Core Laundry Operations	$32,067	$27,017	$5,050	18.7%
Specialty Garments	1,650	339	1,311	387.3
First Aid	144	312	(168)	-54.0
Consolidated total	$33,861	$27,668	$6,193	22.4%

	Twenty-six	Twenty-seven
	weeks ended	weeks ended
	February 28,	March 1,	Dollar	Percent
(In thousands, except percentages)	2009 (1)	2008 (1)	Change	Change

Core Laundry Operations	$64,671	$54,666	$10,005	18.3%
Specialty Garments	3,397	2,000	1,397	69.9
First Aid	94	309	(215)	-69.7
Consolidated total	$68,162	$56,975	$11,187	19.6%

(1) Unaudited